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                                                                   Exhibit 10.32


January 5, 2001


Mr. Domenic Micale
1400 Providence Highway, Bldg. 2
Norwood, MA 02062

Dear Domenic:

This letter will evidence the terms of an amended retention bonus arrangement between you and UroMed Corporation ("UroMed"). This letter amends and restates the prior retention bonus arrangement set forth in the letter agreement between you and UroMed dated February 8, 2000.

UroMed agrees that if you are an employee of the Company on February 28/th/ 2002 (the "Retention Date"), UroMed will pay you a cash bonus in the amount of $40,000 (the "Retention Bonus"). In the event that prior to the Retention Date your employment is terminated for death or disability (as defined below), UroMed will pay you or your estate a pro rata portion of the Retention Bonus based on
                              --- ----
the time elapsed between February 8, 2000 and the Retention Date.

In addition, if your employment is terminated by UroMed prior to the Retention Date, UroMed may at its discretion, elect to pay you all or a part of the Retention Bonus. The payment of the Retention Bonus will be entirely within UroMed's discretion, and will depend on, among other things, the circumstances underlying the termination, the subjective evaluation by UroMed's Chief Executive Officer of your job performance, and your willingness to enter into a separation agreement relating to a transitional role.

You acknowledge that if your employment terminates for any reason other than death or disability prior to the Retention Date, including a termination by UroMed for any reason or no reason at all, you will not be entitled to receive any portion of the Retention Bonus. In addition, this letter is not intended to imply that you are anything else other than an "at will" employee of UroMed.

For purposes of the letter "disability" is the same as that defined in your UroMed Long Term Disability Policy.

Any payment of the Retention Bonus will be subject to applicable withholding. This letter may not be amended or modified except by a writing signed by both of us. This letter expresses our entire understanding regarding the Retention Bonus and supersedes all prior discussions, understanding, or agreements, written or oral, regarding the Retention Bonus, including the February 8, 2000 letter referred to above.

Please sign where indicated below to confirm our agreement.

Sincerely yours,

UROMED CORPORATION

By: /s/ Dan Muscatello
    ----------------------
Name:   Dan Muscatello
Title:  President and CEO

Agreement Confirmed:

/s/ Domenic C. Micale
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Name:  Domenic C. Micale